Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-85142) and Form’s S-8 (No. 33-48476, 33-54175, 33-56291, 33-65199, 333-88907, 333-88923, 333-90167 and 333-116053) of ALLTEL Corporation of our reports dated February 10, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated February 10, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Little Rock, Arkansas
February 10, 2005